Prospectus Supplement No. 4 Filed Pursuant to Rule 424(b)(3) File No. 333-140234
Prospectus Supplement No. 4
(to Final Prospectus dated February 9, 2007)
          This Prospectus Supplement No. 4 supplements and amends the final prospectus dated February 9, 2007, as supplemented and amended by Supplement No. 1 thereto dated February 16, 2007, Supplement No. 2 thereto dated March 2, 2007 and Supplement No. 3 thereto dated March 28, 2007 (collectively the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
          On April 26, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that relates to our entry into a lease agreement for office/warehouse space and our issuance of a related letter of credit.
          This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Final Prospectus.
          Our shares of common stock trades on The Nasdaq Capital Market under the symbol “RNIN.” On April 27, 2007, the last reported sale price of our common stock was $9.04 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 5 of the Final Prospectus dated February 9, 2007.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is April 30, 2007.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 26, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
14700 Martin Drive
Eden Prairie, Minnesota 55344
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On April 26, 2007, we entered into a lease agreement with the Utah State Retirement Investment Fund (the “Landlord”) for office/warehouse space located at 5929 Baker Road, Suite 475, Minnetonka, Minnesota (the “Lease Agreement”). Effective July 9, 2007, we will lease 19,089 square feet of office space under a 67-month lease that extends through January 31, 2013.
     The monthly base rent obligation for the first lease year will be $13,680. This obligation adjusts annually, with monthly base rent payments for the second lease year increasing to $14,094. We will also be responsible for paying our pro-rata share of the operating expenses of the facility, such as expenses incurred for management, operation, maintenance and repair of portions of the facility, taxes, and insurance on the property. Provided we are not in default, we will not be required to pay (1) gross rent for the first four months of the lease term and (2) base monthly rent for an additional three months of the lease term. The Lease Agreement defines default as the occurrence of certain events, including but not limited to, (a) our vacating or abandonment of the premises, (b) our failure to make a payment of rent and (c) our failure to perform any of the covenants and conditions of the Lease Agreement.
     The Landlord has agreed to pay up to $276,790 towards certain leasehold improvements to the property. We have the right to receive an additional allowance of up to $75,000 towards the cost of such leasehold improvements, which additional allowance will be amortized into the monthly base rent at an interest rate of 8.5% per year over the primary term of the lease. During the term of the lease, we have the right of first offer with respect to certain additional space within the building. We have two options to extend the term of the lease, each for a period of three years, following the initial term of the lease. We also have an option to terminate the lease, effective the last day of the 48th month of the term of the lease, provided we (1) provide the Landlord with written notice of such termination on or before the end of the 39th month of the term of the lease and (2) remit payment of the termination fee of $177,893, which fee may be increased to $201,719 if we have exercised our right to receive an additional allowance for leasehold improvements.
     The Lease Agreement, which appears as Exhibit 10.1 hereto, is incorporated by reference into this Item 1.01.
     We are currently attempting to sub-lease our existing office space located at 14700 Martin Drive, Eden Prairie, Minnesota.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     In connection with our entry into the above-referenced Lease Agreement we provided a letter of credit to the Landlord in the amount of $492,000, with such amount, assuming satisfaction of our obligations under the lease, reducing to $328,000 on January 1, 2009 and reducing further to $164,000 on January 1, 2010. The letter of credit is collateralized by $400,000 of our cash held by the issuing bank, which collateral is reduced over time as the letter of credit is reduced. The Landlord may draw on the letter of credit if we default under the Lease Agreement, provided that the Landlord certifies to the issuing bank (a) the specific nature of the default and (b) that it has provided us notice of such default and the opportunity to cure. So long as we are not in default under the Lease Agreement, the letter of credit will be released on the earlier of (a) January 1, 2011, or (b) after the 31st month of the lease term if our EBITDA is $4.0 million or higher on a 10% profit margin. Such letter of credit, which appears as part of Exhibit 10.1 hereto, is incorporated by reference into this Item 2.03.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index”.

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Lease Agreement by and between the Company and Utah State Retirement Investment Fund dated April 26, 2007 (including exhibits).

EXHIBIT 10.1
BAKER TECHNOLOGY PLAZA
MULTI-TENANT
LEASE AGREEMENT
1.      Parties. This Lease, dated, for reference purposes only, __, 2007, is made by and between Utah State Retirement Investment Fund, an independent agency of the State of Utah, (herein called “Landlord”), and Wireless Ronin Technologies Inc., a Minnesota corporation (herein called “Tenant”).
2.      Premises, Parking, and Common Areas.
          2.1 Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term, at the rental, and upon all of the conditions set forth herein, real property situated in the City of Minnetonka, County of Hennepin, State of Minnesota, commonly known as Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota, and described as and shown cross-hatched in red on the floor plan attached hereto as Exhibit A, comprising approximately 19,089 rentable square feet of area, herein referred to as the “Premises”, including rights to the Common Areas as hereinafter specified but not including any rights to the roof of the Premises or to any building in the Industrial Center. The Premises are a portion of a building, herein referred to as the “Building.” The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Industrial Center”, and are legally described on the attached Exhibit A-1 entitled “Legal Description of Industrial Center”. Landlord shall construct the leasehold improvements as set forth in the Leasehold Improvements Plans and Specifications and exhibits thereto, set forth on the attached Exhibit B, on or before the commencement of the Lease term.
          2.2 Vehicle Parking. Tenant shall be entitled to employee and customer vehicle parking, unreserved and unassigned, on those portions of the Common Areas designated by Landlord for parking. Common area parking shall be used only for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called “Permitted Size Vehicles.” Vehicles other than Permitted Size Vehicles, including semi cabs and trailers, are herein referred to as “Oversized Vehicles.”
          (a) Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.
          (b) Tenant shall not permit or allow overnight parking or storage of Oversized Vehicles anywhere within the Industrial Center.
          (c) If Tenant permits or allows any of the prohibited activities described in paragraph 2.2 of this Lease, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.
          2.3 Common Areas — Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center that are provided and designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other Tenants of the Industrial Center and their respective employees, suppliers, shippers, customers, and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, and landscaped areas.
          2.4 Common Areas — Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers, and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Industrial Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage occurs then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately paid upon demand.
          2.5 Common Areas — Rules and Regulations. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable rules and regulations with respect thereto. Tenant agrees to abide by and conform to all such rules and regulations, and to cause its employees, suppliers, shippers, customers, and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said rules and regulations by other Tenants of the Industrial Center. See Exhibit C for current Rules and Regulations.
          2.6 Common Areas — Changes.
          (a) To the extent that such changes do not materially and adversely impair Tenant’s use of Premises, Landlord shall have the right, in Landlord’s sole discretion, from time to time: (i) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, and walkways; (ii) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas; (iv) To add additional buildings and improvements to the Common Areas; (v) To use the Common

Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; (vi) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and the Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.
3.      Term.
          3.1 Term. The term of this Lease shall be for sixty-seven (67) months commencing on July 9, 2007 (“Commencement Date”) and ending on January 31, 2013, unless sooner terminated pursuant to any provision hereof.
          3.2 Delay in Possession. Notwithstanding said Commencement Date, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder, but in such case, Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under the terms of this Lease, except as may be otherwise provided in this Lease, until possession of the Premises is tendered to Tenant; provided, however, that if Landlord has not delivered possession of the Premises within sixty(60) days from said Commencement Date and said delay in delivery is not due to Tenant’s action, or the action of any governmental agency, Tenant may, at its option, by notice in writing to Landlord within ten (10) days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not received by Landlord within said ten (10) day period, Tenant’s right to cancel this Lease hereunder shall terminate and be of no further force or effect. If the date of delivery of possession of the Premises to Tenant is later than the Commencement Date specified in Paragraph 3.1 above, then the term of this Lease shall be extended by the number of days between the Commencement Date and such delivery date, and Landlord and Tenant shall enter into an amendment to this lease setting forth such new expiration date.
          3.3 Early Possession. If Tenant occupies the Premises prior to said Commencement Date, such occupancy shall be subject to all provisions of this Lease, such occupancy shall not advance the termination date, and Tenant shall pay rent for such period at the initial monthly rates set forth below.
          3.4 Premises Preparation Work. In addition to Landlord’s obligations with respect to the Leasehold Improvements as described in Section 2 above and Exhibit B, Landlord must complete the following work (the “Premises Preparation Work”) at Landlord’s sole cost and expense prior to Landlord’s performance of the Leasehold Improvements:
          (a) Landlord must remove the existing adhesive residue from the floor of the Premises and prepare the floor of the Premises for the installation of Tenant’s flooring.
          (b) Landlord must remove all Hazardous Materials, as defined in Section 45 hereof, from the Premises.
          (c) Landlord must remove all existing cabling and wiring installed by any prior tenant in the Premises, and which is not a part of the Building systems, from the Premises.
          (d) The Landlord will provide sufficient electrical capacity in the Premises at standard 12/208 volts for normal office use.
          (e) Landlord must remodel the restrooms in the Premises to conform to Landlord’s remodeling of restrooms in other premises in the Building.
4.      Rent.
          4.1 Base Rent. Tenant shall pay to Landlord, as Base Rent for the Premises, without notice or any offset or deduction, except as may be otherwise expressly provided in this Lease, on the first day of each month of the term hereof, monthly payments in advance in the amounts set forth below:
          (a) Months one (1) through twelve (12): Thirteen Thousand Six Hundred Eighty and 45/100 Dollars ($13,680.45) per month;
          (b) Months thirteen (13) through twenty-four (24): Fourteen Thousand Ninety-four and 05/100 Dollars ($14,094.05) per month;
          (c) Months twenty-five (25) through thirty-six (36): Fourteen Thousand Five Hundred Seven and 64/100 Dollars ($14,507.64) per month;
          (d) Months thirty-seven (37) through forty-eight (48): Fourteen Thousand Nine Hundred Fifty-three and 05/100 Dollars ($14,953.05) per month;
          (e) Months forty-nine (49) through sixty-seven (67): Fifteen Thousand Three Hundred Ninety-eight and 46/100 Dollars ($15,398.46) per month;
Tenant shall pay Landlord upon execution hereof $13,680.45 as Base Rent for February, 2008. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the Base Rent. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.
Notwithstanding the above, provided Tenant is not in default (after the expiration of any notice and cure period, if applicable), Tenant’s obligation to pay (i) gross rent (Base rent and Operating Expenses) payable by Tenant hereunder shall be abated for a period of four (4) months applicable to the first four (4) months of the Term, and (ii) net rent (Base Rent) payable by Tenant hereunder shall be abated for a period of three (3) months applicable to months five (5) through seven (7) of the Term. Otherwise and thereafter, Tenant shall pay rent to Landlord according to the terms of this Lease.
          4.2 Operating Expenses. Subject to terms of rent abatement set forth in section 4.1 above, Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant’s Share, as hereinafter defined, of all Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:
          (a) “Tenant’s Share” is defined, for purposes of this Lease, as 7.51 % of the Industrial Center, and 25.40 % of the Building. Where possible, the costs should be allocated to individual buildings and where not possible, costs should be allocated to the Industrial Center as a whole. Tenant’s share is subject to periodic review and adjustment by Landlord to accurately reflect Tenant’s pro-rata share of the improvements then comprising the Industrial Center, such as the inclusion of the common mechanical rooms to the calculation of square footage of the Industrial Center and Building for purposes of determining prorata share.
          (b) “Operating Expenses” is defined, for the purposes of this Lease, as all costs of management, operation, maintenance, and repair of the Building, and to, the extent allocable to the Building pursuant to section 4.2(a), the Common Areas and the balance of the Industrial Center, including, without limitation, the wages, salaries, and payroll burden of employees, maintenance, landscaping, irrigation, parking, and other services, power, water, and other utilities, materials and supplies, maintenance and repairs (including repaving of the parking areas and replacement of any roofs), insurance, the deductible portion of any insured loss, real property and other taxes and assessments (including any increases resulting from a sale or other change in ownership of the Building or the Industrial Center), amortization over the useful life on personal property, the cost of any capital improvements designed to reduce other items of Operating Expenses, plus interest at the rate of ten percent (10%) per annum or such higher cost of funds incurred by Landlord to construct such improvements, amortized over a reasonable period determined by Landlord Landlord agrees that all repairs, improvements, or personal property, with a useful life greater than one year will be amortized over such useful life. The share of Operating Expenses pertaining to the Common Areas and the balance of the Industrial Center allocated to the Building shall be determined in the reasonable business judgment of Landlord.
          (c) The inclusion of the improvements, facilities, and services set forth in paragraph 4.2(b) in the definition of Operating Expenses shall not be deemed to impose an obligation upon Landlord either to have said improvements or facilities or to provide those services unless the Industrial Center already has the same.
          (d) Tenant’s Share of Operating Expenses shall be payable by Tenant within ten (10) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord’s option, however, an amount may be estimated by Landlord from time to time of Tenant’s Share of annual Operating Expenses and the same shall be payable monthly or quarterly, as Landlord shall designate, during each twelve-month period of the Lease term, on the same day as the Base Rent is due hereunder. In the event that Tenant pays Landlord’s estimate of Tenant’s Share of Operating Expenses as aforesaid, Landlord shall deliver to Tenant as soon as practical after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual Operating Expenses incurred during the preceding year. If Tenant’s payments under this paragraph 4.2(d) during said preceding year exceed Tenant’s Share as indicated on said statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Share of Operating Expenses next falling due. If Tenant’s payments under this paragraph during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within ten (10) days after delivery by Landlord to Tenant of said statement.
5.      Security.
          5.1. Letter of Credit: This Lease Agreement is conditioned upon Landlord’s receipt of the fully executed letter of credit substantially in the form as set forth on Exhibit E (“Letter of Credit”) attached hereto simultaneously upon execution of this Lease Agreement. In the event Landlord has not received a fully executed Letter of Credit in satisfaction with these terms by said date, this Lease Agreement shall be null and void at Landlord’s option. The Letter of Credit shall be issued in the amount of $492,000.00. The amount of the Letter of Credit shall be reduced to $328,000.00 on January 1, 2009 and further reduced to $164,000.00 on January 1, 2010.
Landlord may draw on the Letter of Credit upon prior notice to Tenant and upon submission of a certificate of Landlord, certifying the following: (i) that Tenant has defaulted under the Lease (describing with specificity Tenant’s default under a specific provision of this Lease), (ii) that Landlord has provided notice to Tenant of such default as required by the Lease, (iii) that the applicable cure period has passed, and (iv) describing Landlord’s actual monetary damage due to said default

So long as Tenant is not in default hereunder, the Letter of Credit shall be released on the earlier of: (i) January 1, 2011; or (ii) after the thirty-first (31st) month of the Term if Tenant’s EBITDA is Four Million and no/100 Dollars ($4,000,000.00) or higher on a ten percent (10%) profit margin.
          5.2. Security Deposit. Upon release of the Letter of Credit pursuant to section 5.1 above, Tenant shall deposit with Landlord $13,680.00 as security for Tenant’s faithful performance of its obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply, or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to the full amount then required of Tenant. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of its obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit.
6.      Use.
          6.1 Use. The Premises shall be used and occupied only for the operation of office/warehouse, provided that no such use shall be permitted which would in any way (a) violate any conditions, covenants, and restrictions currently applicable as described on Exhibit D, copies of which have been provided to Tenant, (b) violate Article 45 of this Lease, (c) render economically infeasible or unobtainable any insurance required hereunder, (d) increase the amount of real property tax or insurance premiums payable by Landlord under this Lease, or (e) in Landlord’s reasonable judgment, decrease the marketability of the Premises, the Building, or the Industrial Center with respect to sale or leasing or both.
          6.2 Compliance with Law. Tenant shall, at its sole cost and expense, comply with (a) all governmental laws, rules, regulations, and orders, (b) all rules, regulations, and orders of a national or local Board of Fire Underwriters or other bodies performing a similar function, and (c) any covenants and restrictions currently of record and described in Exhibit D. Tenant shall take all steps necessary to effect such compliance; Tenant’s obligation therefor shall be unqualified, regardless of the unforeseeable, extraordinary, or structural character of the work required for compliance. It is the intention of the parties that Tenant shall assume the entire responsibility for complying with all such laws, requirements, rules, orders, ordinances, and regulations relating to the Premises and Tenant’s use of the Premises. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there should be more than one tenant in the Building, will tend to disturb such other tenants.
          6.3 Condition of Premises.
          (a) Landlord shall deliver the Premises in accordance with Landlord’s obligations under Exhibit B, to Tenant clean and free of debris on the Lease Commencement Date (unless Tenant is already in possession).
          (b) Except as otherwise provided in this Lease, Tenant hereby accepts the Premises in their condition existing as of the Lease Commencement Date or the date that Tenant takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county, and state laws, ordinances, and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business.
7.      Maintenance, Repairs, Alterations, and Common Area Services.
          7.1 Landlord’s Obligations. Subject to the provisions of paragraphs 4.2 (Operating Expenses), 6 (Use), 7.2 (Tenant’s Obligations), and 9 (Damage or Destruction) and except for damage caused by any negligent or intentional act or omission of Tenant, Tenant’s employees, suppliers, shippers, customers, or invitees, in which event Tenant shall repair the damage to the extent not covered by the Landlord’s insurance, Landlord, at Landlord’s expense, subject to reimbursement pursuant to paragraph 4.2, shall keep in good condition and repair the foundations, exterior walls, structural condition of interior bearing walls, heating, ventilating, and air conditioning systems, and roof of the Premises, as well as the parking lots, walkways, driveways, landscaping, fences, and utility installations of the Common Areas and all parts thereof, as well as providing the services for which there is an Operating Expense pursuant to paragraph 4.2. Landlord shall not, however, be obligated to paint the exterior or interior surface of exterior walls, nor shall Landlord be required to maintain, repair, or replace windows, doors, or plate glass of the Premises. Landlord shall have no obligation to make repairs under this paragraph 7.1 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition, and repair. Landlord shall not be liable for damage or loss of any kind or nature by reason of Landlord’s failure to furnish any Common Area services when such failure is caused by accident, breakage, repair, strike, lockout, or other labor disturbance or dispute of any character, or by any other cause beyond the reasonable control of Landlord.

          7.2 Tenant’s Obligations.
          (a) Subject to the provisions of paragraphs 6 (Use), 7.1 (Landlord’s Obligations), and 9 (Damage or Destruction), Tenant, at its expense, shall keep in good order, condition, and repair the Premises and every part thereof (whether or not a damaged portion of the Premises or the means of repairing the same is reasonably or readily accessible to Tenant), including, without limiting the generality of the foregoing, all plumbing, electrical and lighting facilities and equipment within the Premises, fixtures, interior walls and interior surfaces of exterior walls, ceilings, windows, doors, plate glass, and skylights located within the Premises, and all loading dock areas serving the Premises including repair or replacement of overhead doors, dock plates, dock seals and bumpers, and dock levelers. Landlord reserves the right to procure and maintain the ventilating and air conditioning system maintenance contract, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the cost thereof.
          (b) If Tenant fails to perform its obligations under this paragraph 7.2, Exhibit C or under any other paragraph of this Lease, Landlord may enter upon the Premises after forty-eight (48) hours’ prior written notice to Tenant (except in the case of emergency, in which no notice shall be required), perform such obligations on Tenant’s behalf, and put the Premises in good order, condition, and repair, and the cost thereof together with interest thereon at the maximum rate then allowable by law shall be due and payable as additional rent to Landlord together with Tenant’s next Base Rent installment.
          (c) Subject to Sections 7.1 and 9 hereof, on the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Any damage to or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, alterations, furnishings, and equipment. Notwithstanding anything to the contrary otherwise stated in this Lease, Tenant shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing, and fencing on the Premises in good operating condition.
          7.3 Alterations and Additions.
          (a) Tenant shall not, without Landlord’s prior written consent, make any alterations, improvements, additions, or Utility Installations in, on, or about the Premises, or the Industrial Center, except for nonstructural alterations to the Premises not exceeding $25,000 in cumulative costs during the term of this Lease. In any event, whether or not in excess of $25,000 in cumulative cost, Tenant shall make no change or alteration to the exterior of the Premises nor the exterior of the Building nor the Industrial Center nor which may affect, involve or impact any Building systems without Landlord’s prior written consent. As used in this paragraph 7.3 the term “Utility Installation” shall mean carpeting, window coverings, air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing, and fencing. Landlord may require that Tenant remove any or all of said alterations, improvements, additions, or Utility Installations at the expiration of the term hereof, and restore the Premises and the Industrial Center to their prior condition. Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Landlord against any liability for mechanics and materialmen’s liens, and to insure completion of the work. Should Tenant make any alterations, improvements, additions, or Utility Installations without the prior approval of Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove any or all of the same.
          (b) Any alterations, improvements, additions, or Utility Installations in or about the Premises or the Industrial Center that Tenant desires to make and that require the consent of Landlord shall be presented to Landlord in written form, with proposed detailed plans. If Landlord gives its consent thereto, the consent shall be deemed conditioned upon Tenant’s acquiring a permit to do so from appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner.
          (c) Subject to the Allowance as defined in Exhibit B, Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanics or materialmen’s lien against the Premises, or the Industrial Center, or any interest therein. Tenant shall give Landlord not less than ten (10) days’ notice prior to the commencement of any work in the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Building as provided by law. If Tenant, in good faith, contests the validity of any such lien, claim, or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises or the Industrial Center, upon the condition that if Landlord shall so require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand, indemnifying Landlord against liability for the same and holding the Premises and the Industrial Center free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s attorney fees and costs participating in such action if Landlord decides it is in Landlord’s best interest to do so.
          (d) All alterations, improvements, additions, and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Tenant) that may be made on the Premises shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration of the Lease term, unless Landlord requires their removal pursuant to paragraph 7.3(a). Landlord shall, upon request from Tenant, advise Tenant if Landlord will require the removal of a proposed improvement upon the expiration of the term. Notwithstanding the provisions of this paragraph 7.3(d), Tenant’s machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without damage, which Tenant can not reasonably repair, to the Premises, and other than Utility Installations, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of paragraph 7.2.
          7.4 Utility Additions. Landlord reserves the right to install new or additional utility facilities throughout the Building and the Common Areas for the benefit of Landlord or Tenant, or any other tenant of the Industrial Center, including, but not by way of limitation, such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems, so long as such installations do not unreasonably interfere with Tenant’s use of the Premises.
          7.5 Alterations Required by Law. Tenant shall pay to Landlord as additional rent the cost of any structural or nonstructural alteration, addition, or change to the Building and/or at Landlord’s election, shall promptly make, at Tenant’s sole expense and in accordance with the provisions of paragraph 7.1 above, any structural or nonstructural alteration, addition, or change to the Premises required to comply with laws, regulations, ordinances, or orders of any public agencies, whether now existing or hereafter promulgated, where such alterations, additions, or changes are required by reason of: Tenant’s or Tenant’s agents’ direct or indirect acts; Tenant’s specific use or change of use of the Premises; alterations or improvements to the Premises made by or for Tenant; Tenant’s application for any permit or governmental approval; or as a result of new amendments to the Americans with Disabilities Act, 42 U.S.C. §§ 12101-12213, as amended (including administrative, judicial, and legislative interpretations, rulings, and clarifications relating thereto).
8.      Insurance; Indemnity.
          8.1 Liability Insurance — Tenant. Tenant shall, at its expense, obtain and keep in force during the term of this Lease a policy of Combined Single Limit Bodily Injury and Property Damage insurance insuring Tenant and Landlord against any liability arising out of Tenant’s use, occupancy, or maintenance of the Premises and the Industrial Center. Such insurance shall be in an amount not less than $2,000,000.00 per occurrence. The policy shall insure performance by Tenant of the indemnity provisions of this paragraph 8. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. In addition to such liability insurance policy, Tenant shall at all times maintain in force on all of its fixtures, equipment and tenant improvements in the Premises a policy or policies of insurance covering losses or damage in an amount equal to the full replacement value of such property, as the same may exist from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood, special extended perils, “all risk”, plate glass insurance, and such other insurance as Landlord may reasonably request.
          8.2 Liability Insurance — Landlord. Landlord shall obtain and keep in force during the term of this Lease a policy of Combined Single Limit Bodily Injury and Property Damage Insurance, insuring Landlord, but not Tenant, against any liability arising out of the ownership, use, occupancy, or maintenance of the Industrial Center, in an amount not less than $1,000,000.00 per occurrence.
          8.3 Property Insurance. Landlord shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Industrial Center improvements, but not Tenant’s personal property fixtures, equipment, or tenant improvements, in an amount not to exceed the full replacement value thereof, as the same may exist from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (in the event the same is required by a lender having a lien on the Premises), special extended perils (“all risk”, as such term is used in the insurance industry), plate glass insurance, and such other insurance as Landlord deems advisable. In addition, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental value insurance covering a period of not less than one year, with loss payable to Landlord, which insurance shall also cover all Operating Expenses for said period. In the event that the Premises suffer an insured loss as defined in paragraph 9.1(g) hereof, the deductible amounts under the casualty insurance policies relating to the Premises shall be paid by Tenant.
          8.4 Payment of Premium Increase.
          (a) After the term of this Lease has commenced, Tenant shall not be responsible for paying Tenant’s share of any increase in the property insurance premium for the Industrial Center specified by Landlord’s insurance carrier as being caused by the use, acts, or omissions of any other Tenant of the Industrial Center, or by the nature of such other Tenant’s occupancy that creates an extraordinary or unusual risk.
          (b) Tenant, however, shall pay the entirety of any increase in the property insurance premium for the Industrial Center over what it was immediately prior to the commencement of the term of this Lease if the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.
          8.5 Insurance Policies. Insurance required hereunder shall be with companies holding a “General Policyholders Rating” of at least A, or such other rating as may be required by a lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide.” Tenant shall not do or permit to be done anything that invalidates the insurance policies carried by Landlord. Tenant shall deliver to Landlord copies of liability insurance policies required under paragraph 8.1 or certificates evidencing the existence and amounts of such insurance, within seven (7) days after the commencement date of this Lease. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof.
          8.6 Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other with respect to, and waive their entire right of recovery against the other for, loss or damage arising out of or incident to the perils insured against which perils occur in, on, or about the Premises or Industrial Center, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors, and/or invitees. Tenant and Landlord shall, upon obtaining the policies of insurance required, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.
          8.7 Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims arising from Tenant’s use of the Industrial Center, or from the conduct of Tenant’s business at the Industrial Center or from any activity, work, or thing done, permitted, or suffered by Tenant and occurring in or about the Premises or the Industrial Center and shall further indemnify, defend, and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or omission of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorney’s fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceedings brought thereon; and in case any action or proceedings be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord, and Landlord shall cooperate with Tenant in such defense. The indemnification obligations set forth in this paragraph 8.7 shall survive the termination or expiration of this Lease. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against or hold Landlord harmless from any judgment entered against Landlord based on Landlord’s negligence or willful misconduct.
          8.8 Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Industrial Center, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Industrial Center, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other Tenant, occupant, or user of the Industrial Center, nor from the failure of Landlord to enforce the provisions of any other lease of the Industrial Center. The foregoing exemption of Landlord from liability shall not extend to any liability of Landlord arising out of the gross negligence or willful misconduct of Landlord or Landlord’s employees or agents.
          8.9 Increased Coverage. Not more frequently than once every year, Tenant shall increase the amounts of insurance as follows: (a) as reasonably recommended by Landlord’s insurance broker, provided that the amount of insurance recommended by such broker shall not exceed the amount customarily required of tenants in comparable projects located within the general area of the Industrial Center, or (b) as reasonably required by Landlord’s lender.
9.      Damage or Destruction.
          9.1 Definitions.
          (a) “Premises Partial Damage” shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is less than fifty percent of the then replacement cost of the Premises.
          (b) “Premises Total Destruction” shall mean if the Premises are damaged or destroyed to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Premises.
          (c) “Premises Building Partial Damage” shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is less than fifty percent of the then replacement cost of the Building.
          (d) “Premises Building Total Destruction” shall mean if the Building of which the Premises are a part is damaged or destroyed to the extent that the cost to repair is fifty percent or more of the then replacement cost of the Building.
          (e) “Industrial Center Buildings” shall mean all of the buildings on the Industrial Center site.
          (f) “Industrial Center Buildings Total Destruction” shall mean if the Industrial Center Buildings are damaged or destroyed to the extent that the cost of repair is fifty percent or more of the then replacement cost of the Industrial Center Buildings.
          (g) “Insured Loss” shall mean damage or destruction that was caused by an event required to be covered by the insurance described in paragraph 8. The fact that an Insured Loss has a deductible amount shall not make the loss an uninsured loss.

          (h) “Replacement Cost” shall mean the amount of money necessary to be spent in order to repair or rebuild the damaged area to the condition that existed immediately prior to the damage occurring, excluding all improvements made by Tenants.
          9.2 Premises Partial Damage; Premises Building Partial Damage.
          (a) Insured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage which is an Insured Loss and which falls into the classification of either Premises Partial Damage or Premises Building Partial Damage, then Landlord shall, at Landlord’s expense, repair such damage to the Premises within ninety (90) days (provided if the time required to repair such damage exceeds ninety (90) days, so long as Landlord is diligently pursuing such repair, Landlord shall have all the time necessary to complete such repair) but not Tenant’s fixtures, equipment or tenant improvements, as soon as reasonably possible and this Lease shall continue in full force and effect.
          (b) Uninsured Loss: Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage that is not an Insured Loss and that falls within the classification of Premises Partial Damage or Premises Building Partial Damage, unless caused by a negligent or willful act of Tenant (in which event Tenant shall make the repairs at its expense), which damage prevents Tenant from using the Premises, Landlord may at Landlord’s option either (i) repair such damage as soon as reasonably possible but in any event, within ninety (90) days (provided if the time required to repair such damage exceeds ninety (90) days, so long as Landlord is diligently pursuing such repair, Landlord shall have all the time necessary to complete such repair), at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to cancel and terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to give such notice of Landlord’s intention to cancel and terminate this Lease, Tenant shall have the right within ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s intention to repair such damage at Tenant’s expense, without reimbursement from Landlord, in which event this Lease shall continue in full force and effect, and Tenant shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within such ten (10) day period, this Lease shall be cancelled and terminated as of the date of the occurrence of such damage.
          9.3 Premises Total Destruction; Premises Building Total Destruction; Industrial Center Buildings Total Destruction. Subject to the provisions of paragraphs 9.4 and 9.5, if at any time during the term of this Lease there is damage, whether or not it is an Insured Loss, and such damage falls into the classification of (a) Premises Total Destruction, or (b) Premises Building Total Destruction, or (c) Industrial Center Buildings Total Destruction, then Landlord may at its option either (y) repair such damage within ninety (90) days (provided if the time required to repair such damage exceeds ninety (90) days, so long as Landlord is diligently pursuing such repair, Landlord shall have all the time necessary to complete such repair), but not Tenant’s fixtures, equipment, or tenant improvements, as soon as reasonably possible at Landlord’s expense, and this Lease shall continue in full force and effect, or (z) give written notice to Tenant within thirty (30) days after the date of occurrence of such damage, of Landlord’s intention to cancel and terminate this Lease, in which case this Lease shall be cancelled and terminated as of the date of the occurrence of such damage.
          9.4 Damage near End of Term.
          (a) Subject to paragraph 9.4(b), if at any time during the last six months of the term of this Lease there is substantial damage, whether or not an Insured Loss, and such damage falls within the classification of Premises Partial Damage, Landlord or Tenant may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to the other party of the terminating party’s election to terminate this lease within thirty (30) days after the date of occurrence of such damage.
          (b) Notwithstanding paragraph 9.4(a), in the event that Tenant has an option to extend or renew this Lease, and the time within which said option may be exercised has not yet expired, Tenant shall exercise such option, if it is to be exercised at all, no later than twenty (20) days after the occurrence of an Insured Loss falling within the classification of Premises Partial Damage during the last six months of the term of this Lease. If Tenant duly exercises such option during said twenty (20) day period, Landlord shall, at its expense, repair such damage, but not Tenant’s fixtures, equipment, or tenant improvements, as soon as reasonably possible, and this Lease shall continue in full force and effect. If Tenant fails to exercise such option during said twenty (20) day period, then Landlord may at its option terminate and cancel this Lease as of the expiration of said twenty (20) day period by giving written notice to Tenant of Landlord’s election to do so within ten (10) days after the expiration of said twenty (20) day period, notwithstanding any term or provision in the grant of option to the contrary.
          9.5 Abatement of Rent; Tenant’s Remedies.
          (a) In the event of damage to the Premises, the rent and Operating Expenses payable hereunder for the period from the date of damage to the date of termination or repair sufficient for Tenant’s full use and enjoyment of the Premises shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair, or restoration.

          (b) If Landlord is obligated to repair or restore the Premises under the provisions of this paragraph 9 and does not complete such repair or restoration within two hundred forty (240) days after such obligation accrues, Tenant may at its option cancel and terminate this Lease by giving Landlord written notice of Tenant’s election to do so at any time prior to the commencement of such repair or restoration. In such event this Lease shall terminate as of the date of such notice.
          9.6 Termination — Advance Payments. Upon termination of this Lease pursuant to this paragraph 9, an equitable adjustment shall be made concerning advance rent and any advance payments made by Tenant to Landlord. Landlord shall, in addition, return to Tenant so much of Tenant’s security deposit as has not theretofore been applied by Landlord and, if necessary, cancel and return the Letter of Credit to Tenant except any portion thereof which has been or needs to be drawn upon by Landlord for a pre-termination default.
          9.7 Waiver. Landlord and Tenant waive the provisions of any statute that relate to termination of leases when leased property is destroyed, and agree that any such event shall be governed by the terms of this Lease.
10.      Real Property Taxes.
          10.1 Payment of Taxes. Landlord shall pay the real property tax, as defined in paragraph 10.3, applicable to the Industrial Center, subject to reimbursement by Tenant of Tenant’s Share of such tax in accordance with the provisions of paragraph 4.2.
          10.2 Definition of “Real Property Tax.” As used herein, the term “real property tax” shall include any form of real estate tax or assessment, general, special, ordinary, or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy, or tax (other than inheritance, personal income, or estate taxes) imposed on the Industrial Center or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state, or federal government, or any school, agricultural, sanitary, fire, street, drainage, or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Industrial Center or in any portion thereof, as against Landlord’s right to rent or other income therefrom, and against Landlord’s business of leasing the Industrial Center. The term “real property tax” shall also include any tax, fee, levy, assessment, or charge (a) in substitution of, partially or totally, any tax, fee, levy, assessment, or charge hereinabove included within the definition of “real property tax,” or (b) the nature of which was hereinbefore included within the definition of “real property tax,” or (c) which is imposed as a result of a transfer, either partial or total, of Landlord’s interest in the Industrial Center or which is added to a tax or charge hereinbefore included within the definition of “real property tax” by reason of such transfer, provided, in no event shall such tax include inheritance, personal income or estate taxes or any state deed tax.
          10.3 Joint Assessment. If the Industrial Center is not separately assessed, Tenant’s Share of the real property tax liability shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Landlord from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available. Landlord’s reasonable determination thereof, in good faith, shall be conclusive.
          10.4 Personal Property Taxes.
          (a) Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant shall cause said trade fixtures, furnishings, equipment, and all other personal property to be assessed and billed separately from the real property of Landlord.
          (b) If any of Tenant’s said personal property is assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.
11.      Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to the Premises, Tenant shall pay, at Landlord’s option, either Tenant’s Share or a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises in the Building.
12.      Assignment and Subletting.
          12.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises, without Landlord’s prior written consent, which Landlord shall not unreasonably withhold. Landlord shall respond to Tenant’s request for consent hereunder in a timely manner, provided that any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void, and shall constitute a breach of this Lease without the need for notice to Tenant under paragraph 13.1.
          12.2 Tenant Affiliate. Notwithstanding the provisions of paragraph 12.1 hereof, Tenant may assign or sublet the Premises, or any portion thereof, without Landlord’s consent, to any entity that controls, is controlled by, or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity that acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, all of which are referred to as a “Tenant Affiliate,” provided that before such assignment or subletting is effective, said assignee or subtenant shall assume, in full, the obligations of Tenant under this Lease. Any such assignment or subletting shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Tenant, the consent of whom shall not be necessary.
          12.3 Terms and Conditions of Assignment. Regardless of Landlord’s consent, no assignment shall release Tenant of its obligations hereunder or alter the primary liability of Tenant to pay the Base Rent and Tenant’s Share of Operating Expenses, and to perform all other obligations to be performed by Tenant hereunder. Landlord may accept rent from any person other than Tenant, pending approval or disapproval of such assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of rent shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for the breach of any of the terms or conditions of this paragraph 12 or this Lease. Consent to one assignment shall not be deemed consent to any subsequent assignment. In the event of default by any assignee of Tenant or any successor of Tenant, in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor. Landlord may consent to subsequent assignments of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of liability under this Lease.
          12.4 Terms and Conditions Applicable to Subletting. Regardless of Landlord’s consent, the following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be included in subleases:
          (a) Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply the same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect, and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due and to become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right to claim against such subtenant or Landlord for any such rents so paid by such subtenant to Landlord.
          (b) No sublease entered into by Tenant shall be effective unless and until it has been approved in writing by Landlord. In entering into any sublease, Tenant shall use only such form of sublease as is satisfactory to Landlord, and once approved by Landlord, such sublease shall not be changed or modified without Landlord’s prior written consent. Any subtenant shall, by reason of entering into a sublease under this Lease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every obligation herein to be performed by Tenant other than such obligations as are contrary to or inconsistent with provisions contained in a sublease to which Landlord has expressly consented in writing.
          (c) If Tenant’s obligations under this Lease have been guaranteed by third parties, then a sublease, and Landlord’s consent thereto, shall not be effective unless said guarantors give their written consent to such sublease and the terms thereof.
          (d) The consent by Landlord to any subletting shall not release Tenant from its obligations or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under this Lease.
          (e) The consent by Landlord to any subletting shall not constitute a consent to any subsequent subletting by Tenant or to any assignment or subletting by the subtenant. However, Landlord may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Tenant or anyone else liable on this Lease or the sublease and without obtaining their consent, and such action shall not relieve such persons from liability.
          (f) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors, or anyone else responsible for the performance of this Lease, including the subtenant, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord or Tenant.
          (g) In the event Tenant defaults in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant for any other prior defaults of Tenant under such sublease.
          (h) Each and every consent required of Tenant under a sublease shall also require the consent of Landlord.

          (i) No subtenant shall further assign or sublet all or any part of the Premises without Landlord’s prior written consent.
          (j) Landlord’s written consent to any subletting of the Premises by Tenant shall not constitute an acknowledgement that no default then exists under this Lease of the obligations to be performed by Tenant, nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Landlord at the time.
          (k) With respect to any subletting to which Landlord has consented, Landlord agrees to deliver a copy of any notice of default by Tenant to the subtenant. Such subtenant shall have the right to cure a default of Tenant within ten (10) days after service of said notice of default upon such subtenant, and the subtenant shall have a right of reimbursement and offset from and against Tenant for any such default cured by the subtenant.
          12.5 Attorney’s Fees/Assignment and Subletting. In the event Tenant assigns or sublets the Premises or requests the consent of Landlord to any assignment or subletting or if Tenant requests the consent of Landlord to any act Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorney’s fees incurred in connection therewith.
          12.6 General Conditions to Assignment and Subletting.
          (a) If Tenant is a privately held corporation, or is an unincorporated association or partnership, the transfer, assignment, or hypothecation of any stock or interest in such corporation, association, or partnership in excess of forty-nine percent (49%) in the aggregate shall be deemed an assignment or transfer within the meaning and provisions of this paragraph 12. If Tenant is a publicly held corporation, the public trading of stock in Tenant shall not be deemed an assignment or transfer within the meaning of this paragraph.
          (b) In connection with any request for Landlord’s consent to a proposed assignment of this Lease or a proposed sublease of all or part of the Premises, Tenant shall give written notice to Landlord identifying the intended assignee or subtenant by name and address, the terms of the intended assignment or sublease, and the nature of the business of the proposed assignee or subtenant, together with current financial statements for the proposed assignee or subtenant (which financials, in the case of an assignee, shall have been audited) and, thereafter, any other information that Landlord may reasonably request. For a period of thirty (30) days after such notice is given, Landlord shall have the right by written notice to Tenant (i) in the case of a proposed sublease, either to (A) sublet from Tenant any portion of the Premises proposed to be sublet for the term for which such portion is proposed to be sublet but at the same rent as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata square footage basis, or (B) if the proposed subletting is for substantially all of the remaining term of this Lease, terminate this Lease entirely or as it pertains to the portion of the Premises so proposed by Tenant to be sublet, or (ii) in the case of a proposed assignment, to terminate this Lease. If Landlord so terminates this Lease, such termination shall be as of the effective date of Tenant’s proposed sublease or assignment. If Landlord so terminates this Lease, Landlord may, if it elects, enter into a new lease covering the Premises or a portion thereof with the intended assignee or subtenant on such terms as Landlord and such person may agree or enter into a new lease covering the Premises or a portion thereof with any other person, in which event Tenant shall not be entitled to any portion of the profit, if any, that Landlord may realize on account of such termination and reletting. Landlord’s exercise of its aforesaid option shall not be construed to impose any liability upon Landlord with respect to any real estate brokerage commission(s) or any other costs or expenses incurred by Tenant in connection with its proposed subletting or assignment.
          (c) If Tenant complies with the provisions of paragraphs 12.6(a) and 12.6(b) above, and Landlord does not exercise any of the options provided to Landlord under paragraph 12.6(b), Landlord’s consent to a proposed assignment or sublet shall not be withheld unreasonably, and shall be granted or refused within thirty (30) days after Landlord’s receipt of all of the information that Tenant is required to deliver to Landlord pursuant to paragraph 12.6(b). If Landlord refuses such consent, Landlord shall state the basis for such refusal. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:
          1. The proposed assignee or subtenant is a governmental agency;
          2. The use of the Premises by the proposed assignee or subtenant would involve occupancy in violation of paragraph 6 of this Lease;
          3. In Landlord’s reasonable judgment, the financial worth of the proposed assignee or subtenant does not meet the credit standards applied by Landlord or its investment advisors for other tenants under leases with comparable terms;
          4. In Landlord’s reasonable judgment, the proposed assignee or subtenant does not have a good reputation as a tenant of property;
          5. Landlord has received from any prior Landlord of the proposed assignee or subtenant a negative report concerning such prior Landlord’s experience with the proposed assignee or subtenant;
          6. Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant;

          7. The use of the Premises by the proposed assignee or subtenant would violate any applicable law, ordinance, regulation, or covenants, conditions, and restrictions;
          8. The proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this paragraph 12; or
          9. Tenant is in default of any of its obligations under this Lease, or Tenant has defaulted under this Lease on three or more occasions during the 12 months last preceding the date that Tenant has requested such consent.
          (d) In the case of an assignment, any sum or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the cost of any real estate commissions incurred in connection with such assignment. In the case of a subletting, any sum or economic consideration received by Tenant as a result of such subletting in excess of the monthly rental due hereunder (such monthly rental prorated if necessary to reflect only rental allocable to the sublet portion of the Premises) shall be paid to Landlord after first deducting (i) the cost of leasehold improvements made to the sublet portion of the Premises at Tenant’s cost for the specific benefit of the subtenant, amortized over the term of the sublease, and (ii) the cost of any real estate commissions incurred in connection with such subletting, amortized over the term of the sublease. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and shall direct such subtenant or assignee to pay the same directly to Landlord.
13.      Default; Remedies.
          13.1 Default. The occurrence of any one or more of the following events shall constitute a material default of this Lease by Tenant:
          (a) The vacating or abandonment of the Premises by Tenant.
          (b) The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of Five (5) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit or summons and complaint pursuant to applicable Unlawful Detainer statutes, such Notice to Pay Rent or Quit or summons and complaint shall also constitute the notice required by this subparagraph. In the event Tenant fails to make any payment required hereunder for a period of Five (5) days after written notice that such is due as provided above on two (2) or more occasions within any twelve (12) month period, Landlord shall not be required for the duration of such twelve (12) month period to provide notice of such failure to Tenant prior to declaring Tenant in default under this Lease.
          (c) Except as otherwise provided in this Lease, the failure by Tenant to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in paragraphs (a) and (b) above, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. To the extent permitted by law, such thirty (30) day notice shall constitute the sole and exclusive notice required to be given to Tenant under applicable Unlawful Detainer statutes.
          (d) (i) The making by Tenant of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this paragraph 13.1(d) is contrary to any applicable law, such provision shall be of no force or effect.
          (e) The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any subtenant of Tenant, any successor in interest of Tenant, or any guarantor of Tenant’s obligations hereunder, was materially false.
          (f) The death of any guarantor of Tenant’s obligations hereunder without a replacement guarantee or other security satisfactory to Landlord, within sixty (60) days of such death.
          13.2 Remedies. In the event of any such material default by Tenant, Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have by reason of such default:
          (a) Terminate this Lease or Tenant’s right to possession of the Premises by notice to Tenant or any other lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant:
          (i) The worth at the time of award of the unpaid rentals which had been earned at the time of termination;

          (ii) The worth at the time of award of the amount by which the unpaid rentals that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
          (iii) The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of Minneapolis at the time of award) of the amount by which the unpaid rentals for the balance of the term hereof after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
          (iv) Any other amounts necessary to compensate Landlord for detriment proximately caused by the default by Tenant or which in the ordinary course of events would likely result, including without limitation the reasonable costs and expenses incurred by Landlord for:
          (A) Retaking possession of the Premises;
          (B) Cleaning and making repairs and alterations (including installation of leasehold improvements, whether or not the same shall be funded by a reduction of rent, direct payment, or otherwise) necessary to return the Premises to good condition and preparing the Premises for reletting;
          (C) Removing, transporting, and storing any of Tenant’s property left at the Premises (although Landlord shall have no obligation to remove, transport, or store any of the property);
          (D) Reletting the Premises, including without limitation brokerage commissions, advertising costs, and attorney’s fees;
          (E) Attorneys’ fees, expert witness fees, and court costs;
          (F) Any unamortized real estate brokerage commissions paid in connection with this Lease; and
          (G) Costs of carrying the Premises, such as repairs, maintenance, taxes and insurance premiums, utilities, and security precautions, if any.
The “worth at the time of award” of the amounts referred to in paragraphs 13.2(a)(i) and (ii) is computed by allowing interest at an annual rate equal to the greater of: nine percent (9%), or four percent (4%) plus the rate established by the Federal Reserve Bank of Minneapolis, as of the 25th day of the month immediately preceding the default by Tenant, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended.
          (b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has vacated or abandoned the Premises. In such event Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder. In such event, Landlord may also elect to relet the Premises for the account of Tenant for a period, which may extend beyond the term hereof, and for such other terms as Landlord may reasonably deem appropriate. Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in connection with such reletting, including, without limitation, necessary restoration, renovation, or improvement costs, attorneys’ fees, and brokerage commissions up to an equal amount, but not to exceed the original commissions paid by Landlord upon execution of “Prime Lease”. The proceeds of such reletting shall be applied first to any sums then due and payable to Landlord from Tenant, including the reimbursement described above. The balance, if any, shall be applied to the payment of future rent as it becomes due hereunder. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon the initiative of Landlord to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.
          (c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state of Minnesota. Unpaid installments of rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the maximum rate then allowable by law.
          (d) If Tenant should fail to pay any sum of money, other than rental to Landlord, required to be paid hereunder or should fail to perform any other act on its part to be performed hereunder and such failure should continue for thirty (30) days after notice thereof by Landlord, or such longer period as may be allowed hereunder, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as set forth in this Lease. Any and all sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord on demand from the date of Landlord’s expense or incurring of such costs to the date repaid at a rate equal to the lesser of (i) the rate of interest publicly announced from time to time by Wells Fargo Bank N.A. as its “prime rate” for unsecured commercial loans, plus four percent (4%), or (ii) the maximum rate allowed by law.
          13.3 Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

          13.4 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expenses or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Industrial Center or any part thereof. Accordingly, if any installment of Base Rent, Operating Expenses, or any other sum due from Tenant is not received by Landlord or Landlord’s designee within ten (10) days after such amount is due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of any of the aforesaid monetary obligations of Tenant, then Base Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding paragraph 4.1 or any other provision of this Lease to the contrary.
14. Condemnation. If the Premises or any portion thereof or the Industrial Center is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date when the condemning authority takes title or possession, whichever first occurs. If more than ten percent of the floor area of the Premises, or more than twenty-five percent of that portion of the Common Areas designated as parking for the Industrial Center, is taken by condemnation, Tenant may, at its option, to be exercised in writing only within ten (10) days after Landlord has given Tenant written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority has taken possession) terminate this Lease as of the date when the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises. No reduction of rent shall occur if the only area taken does not have the Premises located thereon and as long as reasonable parking remains for the non-exclusive use of Tenant. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award is made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures and removable personal property. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall, to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant shall pay any amount in excess of such severance damages required to complete such repair.
15. Broker’s Fee. Tenant warrants that it has not had any dealings with any real estate brokers or leasing agents other than United Properties, 3500 West 80th Street, Minneapolis, Minnesota 55431 (the “Broker”) in connection with this Lease and that no person or entity other than the Broker is entitled to receive any real estate brokerage or leasing commissions or finder’s fees by reason of the execution of this Lease. Tenant’s indemnification of Landlord in Paragraph 8.7 of this Lease shall apply to breach of the warranty contained in this provision.
16.      Estoppel Certificate.
          (a) Tenant shall at any time and from time to time within ten (10) days following request from Landlord execute, acknowledge, and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect); (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; (iii) certifying the date when Tenant entered into occupancy of the Premises and that Tenant is open and conducting business at the Premises; (iv) certifying the date to which rentals and other charges are paid in advance, if any; (v) certifying the current amount of base rent due under the Lease; (vi) evidencing the status of this Lease as may be required either by a lender making a loan affecting, or a purchaser of, the Premises or any part of the Industrial Center from Landlord; (vii) certifying that all improvements to be constructed on the Premises by Landlord are substantially completed, except for any punch list items that do not prevent Tenant from using the Premises for its intended use; and (viii) certifying as to such other matters relating to this Lease and/or the Premises as may be reasonably and customarily requested by a lender making a loan to Landlord or a purchaser of the Premises or any part thereof from Landlord. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Industrial Center or any interest therein. Tenant shall, within ten (10) days following request of Landlord, deliver such other documents, including Tenant’s financial statements, as are reasonably requested in connection with the sale of, or a loan to be secured by, any portion of the Industrial Center or any interest therein. Upon request by Tenant, Landlord shall provide an equivalent estoppel certificate to Tenant or Tenant’s designee.
          (b) If Landlord desires to finance, refinance, or sell the Property, or any part thereof, Tenant hereby agrees to deliver to any lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser. Such statements shall include the past three (3) years’ financial statements of Tenant. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Landlord’s Liability. The term “Landlord” as used herein shall mean only the owner or owners, at the time in question, of the fee title or a Tenant’s interest in a ground lease of the Industrial Center, and in the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successor and assigns, only during their respective periods of ownership.
18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.
19. Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord and not paid when due shall bear interest at a rate of ten percent (10%) annually from the date due. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.
20. Time of Essence. Time is of the essence of the obligations to be performed under this Lease.
21. Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including but not limited to Tenant’s Share of Operating Expenses and insurance and tax expenses payable, shall be deemed to be rent.
22. Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the real estate brokers listed in paragraph 15 hereof nor any cooperating broker on this transaction nor the Landlord or any employee or agent of any of said persons has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of the Premises or the Property, and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety and Health Act, the legal use and adaptability of the Premises, and the compliance thereof with all applicable laws and regulations in effect during the term of this Lease except as otherwise specifically stated in this Lease.
23. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, and if given personally or by mail, shall be deemed sufficiently given if addressed to Tenant or to Landlord at the address noted below, as the case may be. Either party may by notice to the other specify a different address for notice purposes except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant. Notice shall be deemed delivered on the date of delivery or deposit with the United States Postal Service.
CB Richard Ellis Investors
515 Flower Street, Suite 3100
Los Angeles, CA 90071
Attn: Senior Director
With a copy of each Notice to Lessor to be sent to:
United Properties, LLC
505 North Highway 169, Suite 260
Minneapolis, MN 55441
Attn: Property Manager
(Or to such other addresses which Lessor may from time to time supply to Tenant).
All notices to the Tenant should be addressed as follows:
Wireless Ronin Technologies
Baker Technology Plaza
5929 Baker Road, Suite 475
Minnetonka, MN 55345
24. Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.
25. Holding Over. In the event of holding over by Tenant after the expiration or termination of this lease, the holdover shall be as a tenant at will, and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as rental for the period of such holdover an amount equal to one-hundred and fifty percent (150%) of the monthly rent, and 150% of the operating expenses, real estate taxes and additional rental, which would have been payable by Tenant had the holdover period been a part of the original Term of this Lease. Tenant agrees to vacate and deliver the Premises to Landlord upon its receipt of notice from Landlord to vacate. The rental payable during the holdover period shall be payable to Landlord upon demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend this Lease, except as otherwise expressly provided herein. Tenant shall be liable for damages as a result of any holdover from the original lease Term or renewal term, as applicable. All options, if any, granted under the terms of this Lease shall be deemed terminated and be of no further effect during the holdover period.
26. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.
27. Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.
28. Binding Effect; Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of paragraph 17, this Lease shall bind the parties, their personal representatives, successors, and assigns. This Lease shall be governed by the laws of the State where the Industrial Center is located, and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Industrial Center is located.
29. Subordination.
          (a) This Lease, and any Option granted hereby, at Landlord’s option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Industrial Center and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements, and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as shall pays the rent and observes and performs all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee, or ground Landlord elects to have this Lease, and any Options granted hereby, prior to the lien of its mortgage, deed of trust, or ground lease, and gives written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of such mortgage, deed or trust, or ground lease or the date of recording thereof.
          (b) Provided Tenant receives a Non-Disturbance agreement conforming to Section 29(a), Tenant agrees to execute any documents required to effectuate an attornment or, a subordination or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be. Tenant’s failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder without further notice to Tenant or, at Landlord’s option, Landlord may execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute, and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to execute such documents in accordance with this paragraph 29(b).
30. Attorney’s Fees. If there is any legal action or proceedings between the parties to enforce or interpret any provisions of this Lease or to protect or establish any right or remedy of any of them hereunder, the unsuccessful party to such action or proceedings shall pay to the prevailing party all costs and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) incurred by such prevailing party in such action or proceedings. If any party secures a judgment in any such action or proceedings, then any costs and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) incurred by the prevailing party in enforcing such judgment, or any costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by the party prevailing in any appeal from such judgment in connection with such appeal shall be recoverable separately from and in addition to any other amount included in such judgment. The preceding sentence is intended to be severable from the other provisions of this Lease and shall survive and not be merged into any such judgment. In addition to the foregoing, if Tenant fails to pay any amount owing to Landlord hereunder or fails to perform any other obligation hereunder and Landlord serves Tenant with notice of such breach (including, without limitation, a demand letter or a three-day notice to pay rent or quit), then Tenant shall pay to Landlord on demand all costs incurred by Landlord in connection with preparing and serving such notice, including, but not limited to, attorneys’ fees, process serving fees, and other disbursements.
31. Landlord’s Access. Upon reasonable notice to Tenant, except in the case of emergency where no notice is required, Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, showing the same to prospective purchasers, lenders, or Tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building as Landlord may deem necessary or desirable. Landlord may at any time place on or about the Premises or the Building any ordinary “For Sale” signs, and Landlord may at any time during the last 120 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All activities of Landlord pursuant to this paragraph shall be without abatement of rent, nor shall Landlord have any liability to Tenant for the same except for damages caused by the negligence or willful misconduct of Landlord, Landlord’s agents, or invitees.

32. Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas without first having obtained Landlord’s prior written consent thereto. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.
33. Signs. Tenant shall not place any sign upon the Premises or the Industrial Center without Landlord’s prior written consent. Under no circumstances shall Tenant place a sign on any roof of the Industrial Center. Tenant shall be responsible for paying for any signage for or on behalf of Tenant: (i) on or about the Premises, including, but not limited to, signage on the suite door glass, and/or warehouse doors, and (ii) any signage of Tenant on the exterior of the Building. Tenant agrees to use Landlord’s approved vendor for all such signage. In the event Tenant wishes to use its own signage vendor, Tenant agrees to obtain Landlord’s approval for such vendor. All signage, including but not limited to the design, color, and size, must be approved by Landlord prior to installation and must be consistent with the current design standards and specifications for the Building. Notwithstanding the foregoing, Landlord agrees to provide to Tenant an allowance not to exceed Five Thousand and no/100 Dollars ($5,000.00) for the purchase and installation of Tenant’s signage on the exterior of the Building, which shall be payable to Tenant within thirty (30) days of demand therefore and upon receipt of (i) supporting invoices evidencing the cost of such signage; (ii) delivery to Landlord of lien waivers evidencing payment for all materials and work performed for said signage; and (iii) Tenant has taken possession of the Premises and is not in default hereunder beyond any applicable cure period.
34. Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
35. Consents. Except for paragraphs 32 and 33 hereof, wherever in this Lease the consent of one party is required to an act of the other party, such consent shall not be unreasonably withheld or delayed.
36. Guarantor. In the event that there is a guarantor of this Lease, said guarantor shall have the same obligations as Tenant under this Lease.
37. Quiet Possession. Upon Tenant’s paying the rent for the Premises and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease. The individuals executing this Lease on behalf of Landlord represent and warrant to Tenant that they are fully authorized and legally capable of executing this Lease on behalf of Landlord and that such execution is binding upon all parties holding an ownership interest in the Industrial Center.
38. Options.
          38.1 Definition. As used in this paragraph the word “Option” has the following meaning: (a) the right or option to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Tenant has on other property of Landlord; (b) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal or right of first negotiation to lease other space within the Industrial Center or other property of Landlord or the right of first offer to lease other space within the Industrial Center or other property of Landlord; and (c) the right or option to purchase the Premises or the Industrial Center, or the right of first refusal to purchase the Premises or the Industrial Center, or the right of first offer to purchase the Premises or the Industrial Center, or the right or option to purchase other property of Landlord, or the right of first refusal to purchase other property of Landlord, or the right of first offer to purchase other property of Landlord.
          38.2 Options Personal. Each Option granted to Tenant in this Lease is personal to the original Tenant and may be exercised only by the original Tenant while occupying the Premises, who does so without the intent of thereafter assigning this Lease or subletting the Premises or any portion thereof, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, provided, however, that an Option may be exercised by or assigned to any Tenant Affiliate as defined in paragraph 12.2 of this Lease. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, whether by reservation or otherwise.
          38.3 Multiple Options. In the event that Tenant has any multiple options to extend or renew this Lease, a later option cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.
          38.4 Effect of Default on Options.
          (a) Tenant shall have no right to exercise an Option, notwithstanding any provision in the grant of Option to the contrary, (i) during the time commencing from the date when Landlord gives to Tenant a notice of default pursuant to paragraph 13.1(b) or 13.1(c) and continuing until the noncompliance alleged in said notice of default is cured, or (ii) during the period of time commencing on the date after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, or (iii) at any time after an event of default described in paragraph 13.1(a), 13.1(d), or 13.1(e) without any necessity of Landlord to give notice of such default to Tenant, or (iv) in the event that Landlord has given to Tenant three or more notices of default under paragraph 13.1(b), or paragraph 13.1(c), whether or not the defaults are cured, during the 12-month period of time immediately prior to the time that Tenant attempts to exercise the subject Option.

          (b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of paragraph 38.4(a).
          (c) All rights of Tenant under the provisions of an Option shall terminate and be of no further force or effect, notwithstanding Tenant’s due and timely exercise of the Option, if, after such exercise and during the term of this Lease, (i) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without any necessity of Landlord to give notice thereof to Tenant), or (ii) Tenant fails to commence to cure a default specified in paragraph 13.1(c) within thirty (30) days after the date that Landlord gives notice to Tenant of such default and/or Tenant fails thereafter to diligently prosecute said cure to completion, or (iii) Tenant commits a default described in paragraph 13.1(a), 13.1(d) or 13.1(e) (without any necessity of Landlord to give notice of such default to Tenant), or (iv) Landlord gives to Tenant three or more notices of default under paragraph 13.1(b), or paragraph 13.1(c), whether or not the defaults are cured.
39. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Industrial Center. Tenant assumes all responsibility for the protection of Tenant, its agents, and invitees and the property of Tenant and of Tenant’s agents and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Industrial Center or any part thereof, in which event the cost thereof shall be included within the definition of Operating Expenses, as set forth in paragraph 4.2.
40. Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights, and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps, and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord, and failure to do so shall constitute a material default of this Lease by Tenant without the need for further notice to Tenant.
41. Performance Under Protest. If at any time a dispute arises as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.
42. Authority. If Tenant is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity. If Tenant is a corporation, trust, or partnership, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord evidence of such authority satisfactory to Landlord.
43. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.
44. Offer. Preparation of this Lease by Landlord or Landlord’s agent and submission hereof to Tenant shall not be deemed an offer to lease. This Lease shall become binding upon Landlord and Tenant only when fully executed by Landlord and Tenant.
45. Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials (as defined below) at, on, in, under, above, or about the Industrial Center:
          45.1 Any handling, transportation, release, generation, storage, treatment, disposal, or use of Hazardous Materials by Tenant or its employees, agents, contractors, or invitees after the date hereof at, on, in, under, above, or about the Industrial Center shall strictly comply with all applicable Hazardous Material Laws (as defined below). Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses that result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials at, on, in, under, above, or about: (i) the Industrial Center; or (ii) the Premises, by Tenant or its employees, agents, contractors, invitees or by third parties.
          45.2 If the presence of Hazardous Materials at, on, in, under, above, or about (i) the Industrial Center caused or permitted by Tenant or its employees, agents, contractors, or invitees after the date hereof or (ii) the Premises after the date hereof results in contamination or deterioration of water or soil, resulting in a level of contamination greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination, then Tenant shall promptly take any and all action necessary to investigate and remediate such contamination if required by law or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Industrial Center or any part thereof. Tenant shall further be solely responsible for, and shall defend, indemnify, and hold harmless Landlord and its agents from and against, all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with any investigation and remediation required hereunder to return the Industrial Center or any part thereof to its condition existing prior to the appearance of such Hazardous Materials.

          45.3 Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials that relates to the Industrial Center, and (ii) any contamination of the Industrial Center by Hazardous Materials that constitutes a violation of any Hazardous Materials Law. Tenant may use small quantities of household chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials as are necessary for the operation of Tenant’s business of which Landlord receives notice prior to such Hazardous Materials’ being brought onto the Premises and which Landlord consents in writing may be brought onto the Premises, provided that all such uses shall be conducted at all times in compliance with all Hazardous Materials Laws. At any time during the Lease term, Tenant shall, within five (5) days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant at, on, in, under, above, or about the Industrial Center, the nature of such use, and the manner of storage and disposal.
          45.4 Landlord may cause testing wells to be installed on the Industrial Center, and may cause the soil and groundwater to be tested under and about the Industrial Center, and may inspect the Premises, to detect the presence of Hazardous Materials by the use of such tests as are then customarily used for such purposes. If Tenant so requests, Landlord shall supply Tenant with copies of such test results. The cost of such tests and of the installation, maintenance, repair, and replacement of such wells shall be paid by Tenant if such tests disclose the existence of facts that may give rise to liability of Tenant pursuant to its indemnity given in paragraph 45.1 and/or 45.2 above.
          45.5 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste that is or becomes regulated by any local governmental authority, the State of Minnesota, or the United States Government. The term “Hazardous Material” includes, without limitation, petroleum products, asbestos, PCBs, and any material or substance that is (i) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (ii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the Minnesota Pollution Control Agency, and the Minnesota Department of Health) which regulates the use, storage, release, handling, transportation, generation, treatment, or disposal of any Hazardous Material.
          45.6 Tenant acknowledges that Landlord has disclosed to Tenant that a mold and/or water intrusion issue has existed at the Industrial Center, and that Landlord has taken and continues to take action to remediate mold wherever it is found. Tenant agrees that it will immediately inform Landlord if it learns of or discovers the presence of mold, or of any water penetration which might lead to the growth of mold.
46. Exculpation. If Landlord is a corporation, trust, partnership, joint venture, unincorporated association, or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint ventures, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint ventures, members, owners, stockholders, principals, or representatives except to the extent of their interest in the Industrial Center. Tenant shall have recourse only to the interest of Landlord in the Industrial Center for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.
47. Addendum. Attached hereto is an addendum containing paragraphs N/A through N/A which constitute a part of this Lease.
48. Option. Subject to the terms of Article 38, Tenant shall have two (2) Option(s) to extend the term of this Lease for a period of three (3) years each (“Option Term”) immediately following the initial term. The Option shall be exercised, if at all, by written notice delivered by Tenant to Landlord not later than nine (9) months prior to the end of the initial term of this Lease. Provided Tenant has properly and timely exercised the Option(s), the initial term, or previous Option Term, if applicable, of this Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except for the Base Rent, which shall be adjusted to the “Fair Market Rental Value” of the Premises, as reasonably agreed upon by the Landlord and the Tenant within sixty (60) days of Tenant’s notice. If the parties are unable to agree on “Fair Market Rental Value”, it shall be established pursuant to this Section 48. In such case, each party shall designate an independent appraiser (the “Initial Appraisers”) to provide an estimate of “Fair Market Rental Value” (collectively, the “Initial Appraisals”). If the “Fair Market Rental Values” described in the Initial Appraisals differ by ten percent (10%) or less, the “Fair Market Rental Value” shall be the average of the two appraised rental values. If the “Fair Market Rental Values” described in the Initial Appraisals differ by greater than ten percent (10%), the Initial Appraisers shall designate a third independent appraiser, who shall be retained to study the Initial Appraisals and designate one Initial Appraisal value which best reflects the more accurate Fair Market Rental Value. The costs incurred in the determination of “Fair Market Rental Value” shall be split evenly between Landlord and Tenant. Notwithstanding the foregoing provisions of this paragraph, in no event shall the Base Rent during the Option Term be less than the Base Rent payable by Tenant during the last year of the initial term, or previous Option Term, if applicable.
49. Substitution. Intentionally Deleted.

50. Right of First Offer for Additional Space. During the primary term of this Lease and any Option Terms as provided herein, if applicable, Tenant shall have a right of first offer with respect to additional space within the Building (“Additional Space”), except that in no event shall the Additional Space include Suite 470 or Suite 400 (“Adjacent Space”), which Adjacent Space is separately covered in Section 53 below. Tenant acknowledges that currently there is vacant space in the Building and Tenant is not opting to exercise its right of first offer with respect to such space, but that Tenant’s right hereunder shall apply to such space as such space becomes “available space” as provided hereunder. Tenant’s rights, as described below, shall take effect upon expiration or earlier termination of the current lease and any extensions thereto for Additional Space currently leased in the Building, and upon expiration or earlier termination of the next lease, and any extensions thereto, for Additional Space in the Building which is vacant as of the date of this Lease Agreement. This Right of First Offer shall continue and survive for every availability of Additional Space even if Tenant has previously declined to exercise such right on other Additional Space, provided, notwithstanding anything herein to the contrary, such Right of First Offer shall be limited to a one time right only for each space (i.e. once Tenant does not exercise its right with respect to a certain suite/space, Tenant shall no longer have a right of first offer for that suite/space). Tenant shall have the following rights with respect to the Additional Space:
          (i) Upon the terms and provisions set forth in this Lease, the Tenant shall have a right of “first offer” to lease the Additional Space. If the Tenant fails to exercise such right of first offer as provided herein with regard to any part of the Additional Space, the Landlord thereafter may lease such space to any party or parties and upon any terms the Landlord deems necessary or desirable.
          (ii) For the purposes of this Section, “first offer” shall mean a right by the Tenant, during the primary term of this Lease and any Option Terms as provided herein, to lease such space following the expiration or earlier termination of the Landlord’s current lease and any extensions thereto for Additional Space currently leased in the Building, and upon expiration or earlier termination of the next lease, and any extensions thereto, for any Additional Space in the Building which is vacant as of the date of this Lease Agreement. This Right of First Offer shall continue and survive for every availability of Additional Space even if Tenant has previously declined to exercise such right, provided, notwithstanding anything herein to the contrary, such Right of First Offer shall be limited to a one time right only for each space (i.e. once Tenant does not exercise its right with respect to a certain suite/space, Tenant shall no longer have a right of first offer for that suite/space). For purposes of this Section, space becomes “available space” in the Building when, if the Additional Space is currently leased as of the date of this Lease Agreement, the current lease of such space has expired and is not renewed or extended by the current tenant or otherwise terminated, and the current tenant of such space has physically vacated and surrendered possession of the space to the Landlord, and for any Additional Space which is vacant as of the date of this Lease, upon expiration or earlier termination of the next lease, and any extensions or renewals thereto for such space, and such tenant has physically vacated and surrendered possession of such space to Landlord.
          (iii) The Tenant may not exercise any right of first offer with respect to less than all of the space described in the Notice of Availability defined below. The Tenant shall exercise such right of first offer by delivering written notice of exercise to the Landlord not later than thirty (30) days following the date of delivery by the Landlord to the Tenant of notice (“Notice of Availability”) that certain Additional Space is becoming available on the expected date specified in the notice. Notice of Availability will include the rate of Base Rent that Landlord expects to charge for the Additional Space described in the Notice of Availability. The Notice of Availability will not be delivered to Tenant more than one hundred eighty (180) days prior to the date upon which the Landlord expects such Additional Space to become available space.
          (iv) The Tenant’s tenancy of the Additional Space covered by any exercised right of first offer shall commence and be deemed to have commenced upon the earlier of (i) sixty (60) days following the date that the subject Additional Space has been vacated by the then current tenant, or (ii) upon Tenant’s taking occupancy. Tenant shall accept delivery of any Additional Space with tenant improvements existing at the time said space becomes “available space,” subject to the terms of Section 9 of the Lease, unless otherwise agreed in writing by Landlord and Tenant. Upon Tenant’s taking occupancy of such Additional Space, such Additional Space shall become a part of the Premises under this Lease, provided Base Rent for such Additional Space shall be at the rate described in Landlord’s notice delivered pursuant to Section 50(iii) above, which rate shall be for comparable space, in comparable condition, in a comparable location for a term coterminous with the Lease. At the time that any Additional Space is added to the Premises there shall be an appropriate adjustment to Tenant’s Share as set forth in Section 4 of this Lease.
51. Option of Early Termination. Subject to the terms of Article 38 of the Lease, Tenant shall have a one time Option to terminate this Lease effective the last day of the forty-eighth (48th) month of the Term, provided: (i) Tenant shall exercise its early termination option by providing Landlord written notice of exercise of such Option on or before the end of the thirty-ninth (39th) month of the Term (hereinafter referred to as “Early Termination Notice”); and (ii) accompanying such Early Termination Notice shall be Tenant’s payment of an early termination fee equal to the following: a) in the event Tenant has not exercised its right to receive the Additional Allowance as defined in Exhibit B, then the Early Termination Fee shall be $177,893.88 (“Early Termination Fee without Additional Allowance”) or b) if Tenant has exercised its right to receive the Additional Allowance as described in Exhibit B, then the Early Termination Fee shall be $201,719.15 (“Early Termination Fee with Additional Allowance”). If Tenant fails to timely deliver the Early Termination Notice or if Tenant fails to include with the Early Termination Notice the Early Termination Fee with Additional Allowance or Early

Termination Fee without Additional Allowance, as applicable, this Lease shall remain in full force and effect and Tenant’s Option of early termination shall expire.
52. Memorandum of Lease. Landlord and Tenant agree that neither shall record this Lease; provided, however, that upon request of either party, the parties hereto agree to execute a Memorandum of Lease in form reasonably acceptable to each party. The recording fees shall be paid by the party requesting the recordation.
53. Right of First Offer for Adjacent Space. During the primary term of this Lease or any Option Terms as provided herein, Tenant shall have a right of first offer with respect to additional space adjacent to the Premises of the Building known as Suite 470 and Suite 400 (collectively “Adjacent Space”). Tenant’s rights, as described below, shall take effect upon expiration of the current lease and any extensions thereto for either Adjacent Space. Tenant shall have the following rights with respect to the Adjacent Space:
          (i) Upon the terms and provisions set forth in this Lease, the Tenant shall have a right of “first offer” to lease the Adjacent Space, which right shall continue and survive for every availability of the Adjacent Space during the primary term of this Lease or any Option Terms as provided herein, if applicable, even if Tenant has previously declined to exercise such right. If the Tenant fails to exercise such right of first offer as provided herein with regard to the Adjacent Space, the Landlord thereafter may lease such space to any party or parties and upon any terms the Landlord deems necessary or desirable.
          (ii) For the purposes of this Section, “first offer” shall mean a right by the Tenant to lease such space during the primary term of this Lease or any Option Terms as provided herein, if applicable, following the expiration of the Landlord’s lease or any extensions or renewals thereof with the current tenant of the Adjacent Space, and, if Tenant does not exercise its right of first offer at that time, such right shall mean a right by the Tenant to lease such space following the expiration or termination of a lease or any extensions or renewals thereof of any future tenant during the primary term of this Lease and any Option Terms as provided herein; for purposes of this Section, space becomes “available space” in the Building when the lease of such space has expired and not renewed or extended by the then current tenant or otherwise terminated, and the then current tenant of such space has physically vacated and surrendered possession of the space to the Landlord.
          (iii) The Tenant may not exercise any right of first offer with respect to less than all of the Adjacent Space. The Tenant shall exercise such right of first offer by delivering written notice of exercise to the Landlord not later than thirty (30) days following the date of delivery by the Landlord to the Tenant of notice (“Notice of Availability”) that the Adjacent Space is becoming available on the expected date specified in the notice. Notice of Availability will include the rate of Base Rent that Landlord expects to charge for the Adjacent Space. The Notice of Availability will not be delivered to Tenant more than one hundred eighty (180) days prior to the date upon which the Landlord expects the Adjacent Space to become available space.
          (iv) The Tenant’s tenancy of the Adjacent Space covered by any exercised right of first offer shall commence and be deemed to have commenced on the earlier of (a) sixty (60) days following the date that the Adjacent Space actually becomes available space, or (b) upon Tenant’s taking occupancy. Tenant shall accept delivery of the Adjacent Space with tenant improvements existing at the time said space becomes “available space,” subject to the terms of Section 9 of the Lease, unless otherwise agreed in writing by Landlord and Tenant. Upon exercise of this right by Tenant, the Adjacent Space shall become a part of the Premises under this Lease, provided Base Rent for the Adjacent Space shall be at the rate described in Landlord’s notice delivered pursuant to Section 53(iii) above, which rate shall be for comparable space, in comparable condition, in a comparable location for a term coterminous with the Lease. At the time that the Adjacent Space is added to the Premises there shall be an appropriate adjustment to Tenant’s Share as set forth in Section 4 of this Lease.
LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.
[Signatures appear on next page]

TENANT:		LANDLORD:

Wireless Ronin Technologies Inc., a Minnesota Corporation		Utah State Retirement Investment Fund, an independent agency of the State of Utah

By	/s/ John A. Witham	By CB Richard Ellis Investors L.L.C.

Name	John A. Witham	Its Agent

Its	Executive Vice President and Chief

Financial Officer

By	/s/ James E. Bell
Name	James E. Bell

Its	Authorized Signatory

By	/s/ Michael J. Everly

Name	Michael J. Everly

Its	Authorized Signatory

EXHIBIT A
PREMISES
Baker Technology Plaza
Multi-Tenant Lease Agreement
dated __, 2007, between
Wireless Ronin Technologies,
a a Minnesota corporation (“Tenant”),
and
Utah State Retirement Investment Fund
an independent agency of the State of Utah
(“Landlord”)

EXHIBIT A-1
LEGAL DESCRIPTION OF INDUSTRIAL CENTER
Baker Technology Plaza
Multi-Tenant Lease Agreement
dated __, 2007, between
Wireless Ronin Technologies,
a Minnesota corporation (“Tenant”),
and
Utah State Retirement Investment Fund
an independent agency of the State of Utah
(“Landlord”)

EXHIBIT B
LEASEHOLD IMPROVEMENTS PLANS AND SPECIFICATIONS
Baker Technology Plaza
Multi-Tenant Lease Agreement
dated __, 2007, between
Wireless Ronin Technologies,
a Minnesota corporation (“Tenant”),
and
Utah State Retirement Investment Fund
an independent agency of the State of Utah
(“Landlord”)
          This Exhibit B is attached to, made a part of, and subject to the Lease referred to above.
          1. On or before the Commencement Date, Landlord agrees to cause the construction of, and, subject to paragraph 2 below, to pay the cost of, the leasehold improvements described in Paragraph 3 below (the “Leasehold Improvements”). The cost of the Leasehold Improvements shall consist of all direct and indirect “hard” and “soft” costs of designing, developing, constructing, and completing the Leasehold Improvements, including, without limitation, the following:
          (a) The cost of preparing the space plan, construction drawings and specifications, and mechanical, electrical, and structural drawings and specifications, including the cost of any changes thereto required by either party hereto or by the Fire Department, Building or Planning Department, Building Inspector, or any other agency or authority having jurisdiction over the Industrial Center or the Leasehold Improvements;
          (b) All permit and license fees and taxes and other governmental charges relating to the Leasehold Improvements;
          (c) All construction management and supervision fees;
          (d) All costs of labor and materials employed or used in the construction of the Leasehold Improvements, including, without limitation, all amounts paid to contractors, architects, engineers, subcontractors, and materialmen and sign contractor;
          (e) All rental costs for necessary temporary facilities, machinery, equipment, and tools;
          (f) The cost of premiums for insurance and bonds, to the extent attributable to the undertaking of the work described in this Exhibit; and
          (g) All clean-up costs and other costs associated with the removal of debris.
2. Notwithstanding anything to the contrary provided herein, Landlord shall not be obligated to pay more than Two Hundred Seventy-Six Thousand Seven Hundred Ninety and 50/100 Dollars ($276,790.50) (the “Allowance”) toward the cost of the Leasehold Improvements. In the event that the cost of the Leasehold Improvements exceed the Allowance, Tenant shall have the right to an “Additional Allowance” of up to seventy-five thousand dollars ($75,000) provided to them for additional construction costs. This “Additional Allowance” shall be amortized into the Minimum Rental by Landlord at an interest rate of 8.5% per annum over the primary term of the Lease. In such event, Tenant shall notify Landlord in writing that it wishes to exercise its right to the Additional Allowance, and such right shall be deemed exercised when Landlord and Tenant enter into a written amendment/ratification to this Lease Agreement, modifying Minimum Rental accordingly. In the event the cost of the Leasehold Improvements exceed the “Additional Allowance”, then Tenant shall pay upon demand from Landlord (together with supporting invoices), either to Landlord or, if Landlord so indicates, directly to the persons named as payees on such invoices, the cost of the Leasehold Improvements in excess of the Allowance and “Additional Allowance”. If Landlord directs Tenant to pay such amounts directly to the persons named as payees on such invoices, Tenant shall provide Landlord with evidence of such payment within ten (10) days of Landlord’s original demand. In the event that Tenant fails to pay any amount required to be paid to Landlord pursuant to this paragraph 2 within ten (10) days of Landlord’s original demand, then such amount shall bear interest at the lesser of two percent (2%) per month or the highest rate legally allowed. In the event that the costs of the Tenant Improvements is less than the Allowance, Tenant shall receive a credit of up to $1.50 per square foot, or $28,633.50, to be applied against all rent and operating expenses next due from Tenant to Landlord.
          3. The Leasehold Improvements shall consist of those improvements as shown on the plans and specifications attached hereto.
          4. If delivery of possession of the Premises to Tenant is delayed beyond the Commencement Date as a result of delays in completion of the improvements to the Premises for any of the following reasons:

          (a) Tenant’s request for substitution or additional improvements or changes in materials, finishes, or installations; or
          (b) Tenant’s changes in the final drawings and specifications; or
          (c) Tenant’s failure to timely make any payments required to be made by Tenant pursuant to paragraph 2 hereof; then the commencement of the term of this Lease and Tenant’s obligation to pay Base Rent and all other monetary sums under this Lease shall be accelerated by the number of days of such delay. In no event shall the expiration date of the Lease be extended on account of any delay.
          If Landlord is obstructed or delayed in the commencement or completion of the work by flood or inclement weather, fire, earthquake, act of God, war, strike, picketing, boycott or lockout, governmental or legal intervention, governmental permit or zoning approvals, or any other cause beyond the control of Landlord, then the date for delivering possession and/or for completion of the work, as the case may be, shall be extended for that period of time necessary to make up for the construction time loss because of any or all of the causes aforesaid, and Landlord shall have no liability of any kind whatsoever to Tenant as a result of such delay.

EXHIBIT C
RULES & REGULATIONS
Baker Technology Plaza
Multi-Tenant Lease Agreement
dated __, 2007, between
Wireless Ronin Technologies,
a Minnesota corporation (“Tenant”),
and
Utah State Retirement Investment Fund
an independent agency of the State of Utah
(“Landlord”)
1.	No advertisement, picture or sign of any sort shall be displayed on or outside the Premises without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2.	Tenant shall not regularly park motor vehicles or trailers in designated parking areas after the conclusion of normal daily business activity.

3.	Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the consent of Landlord.

4.	All window coverings installed by Tenant and visible from the outside of the building require the prior written approval of Landlord.

5.	Tenant shall not use, keep or permit to be used to kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises.

6.	Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.

7.	Tenant agrees not to make any duplicate keys without the prior consent of Landlord.

8.	Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Industrial Center and loading and unloading areas of other Tenants.

9.	Tenant shall not disturb, solicit or canvas any occupant of the Building or Industrial Center and shall cooperate to prevent the same.

10.	No person shall go on the roof without Landlord’s permission.

11.	Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12.	All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13.	Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Industrial Center or on streets adjacent thereto.

14.	Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.

15.	Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures or in the warehouse. If trash or refuse is stored in the driveway or common area for more than one day, Landlord shall have the debris removed at Tenant’s expense.

16.	Tenant shall not store or permit the storage or placement of goods, merchandise, trash or debris in or around the common areas surrounding the Premises. No displays or sales or merchandise shall be allowed in the parking lots or other common areas. Tenant shall not store or permit the storage or placement of wooden pallets in or around the Premises, or in or around the common areas surrounding the Premises. Tenant shall be solely responsible for periodical removal.

EXHIBIT D
CONDITIONS, COVENANTS, RESTRICTIONS AND PERMITTED ENCUMBRANCES
1.	Taxes due and payable in the year 2007 and thereafter.

2.	Maintenance obligations contained in Doc. No. 1445306 as modified by Amendment Doc. No. 1708817.

3.	Limitation of the right of access to Trunk Highway 494 acquired by the State of Minnesota as shown in instrument recorded in Book 2613 of Deeds, page 567, Doc. No. 3688429.

4.	Right of way of County State Aid Highway No. 60 as shown on County Highway Plat Doc. No. 1689717.

5.	Easements for roadway, drainage and utility purposes in favor of the City of Minnetonka as contained in deed Doc. No. 1446137.

6.	Utility and drainage easements as shown on the plats of Baker Technology Plaza No. 2 and Baker Technology Plaza No. 3.

EXHIBIT E
FORM OF LETTER OF CREDIT
[LETTERHEAD OF ISSUING BANK]

IRREVOCABLE STANDBY LETTER	DATE OF ISSUANCE:
OF CREDIT NO:	EXPIRATION DATE:

BENEFICIARY:	APPLICANT:
(LANDLORD)	(TENANT)

Utah State Retirement Investment Fund	Wireless Ronin Technologies Inc.
c/o CB Richard Ellis Investors	14700 Martin Drive
865 South Figueroa Street	Eden Prairie, MN 55344
Suite 3500	Attention:
Los Angeles, California 90017
Attn: Director of Asset Management
with a copy to:
United Properties
3500 West 80th Street
Bloomington, Minnesota 55431
AS THE ISSUING BANK (“ISSUER”), WE HEREBY ESTABLISH THIS IRREVOCABLE STANDBY LETTER OF CREDIT NO.                                          (THIS “LETTER OF CREDIT”) IN FAVOR OF THE ABOVE-NAMED BENEFICIARY (“BENEFICIARY”) FOR THE ACCOUNT OF THE ABOVE-NAMED APPLICANT (“APPLICANT”) IN THE AMOUNT OF USD $492,000.00 (FOUR HUNDRED NINETY-TWO THOUSAND AND NO/100 U.S. DOLLARS).
THE AVAILABLE BALANCE IS SUBJECT TO THE FOLLOWING SCHEDULE:

DATE:	AMOUNT:
ISSUE DATE THROUGH 12/31/08	$492,000.00
(1/1/09 — 12/31/09)	$328,000.00
(1/1/10 — 12/31/10)	$164,000.00
DURING EACH OF THE TIMES SPECIFIED ABOVE, THE AMOUNT THAT MAY BE DRAWN UNDER THIS LETTER OF CREDIT SHALL EQUAL THE AMOUNT SHOWN ABOVE FOR SUCH SPECIFIED TIME, LESS THE AMOUNT OF ALL PRIOR DRAWINGS DURING THE APPLICABLE PERIOD OF TIME. THIS PARAGRAPH SHALL NOT SUPERSEDE THE EXPIRATION DATE OF DECEMBER 31, 2010, OF THIS LETTER OF CREDIT, AND THE AMOUNT THAT MAY BE DRAWN HEREUNDER SHALL BE $0 AFTER DECEMBER 31, 2010.
BENEFICIARY MAY DRAW ALL OR ANY PORTION OF THIS LETTER OF CREDIT AT ANY TIME AND FROM TIME TO TIME AND ISSUER WILL MAKE FUNDS IMMEDIATELY AVAILABLE TO BENEFICIARY UPON PRESENTATION OF BENEFICIARY’S DRAFT(S) AT SIGHT IN SUBSTANTIALLY THE FORM ATTACHED HERETO AS EXHIBIT “A” (“SIGHT DRAFT”) DRAWN ON ISSUER AND ACCOMPANIED BY THIS LETTER OF CREDIT, TOGETHER WITH A CERTIFICATE IN THE FORM OF EITHER EXHIBIT “B” OR EXHIBIT “C” (“DRAWING CERTIFICATE”), EACH DULY EXECUTED BY THE BENEFICIARY, WITH THE SIGNATOR INDICATING HIS OR HER TITLE OR OTHER OFFICIAL CAPACITY. NO OTHER DOCUMENTS WILL BE REQUIRED TO BE PRESENTED. THE ISSUER WILL EFFECT PAYMENT UNDER THIS LETTER OF CREDIT WITHIN 3 BUSINESS DAYS OF THE ISSUER AFTER PRESENTMENT OF THE SIGHT DRAFT(S), LETTER OF CREDIT AND DRAWING CERTIFICATE.
ISSUER WILL HONOR ANY SIGHT DRAFT(S) PRESENTED IN SUBSTANTIAL COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT AT THE ISSUER’S OFFICE LOCATED AT                                          ON OR BEFORE THE ABOVE STATED EXPIRATION DATE, AS SUCH EXPIRATION DATE MAY BE EXTENDED HEREUNDER. PARTIAL AND MULTIPLE DRAWS AND PRESENTATIONS ARE PERMITTED ON ANY NUMBER OF OCCASIONS. FOLLOWING ANY PARTIAL DRAW, ISSUER WILL ENDORSE THIS LETTER OF CREDIT AND RETURN THE ORIGINAL TO BENEFICIARY.
THIS LETTER OF CREDIT WILL BE AUTOMATICALLY EXTENDED EACH YEAR WITHOUT AMENDMENT (EXCEPT FOR THE AMOUNTS PROVIDED ON THE REDUCTION SCHEDULE

SET FORTH ABOVE) FOR A PERIOD OF ONE YEAR FROM THE EXPIRATION DATE HEREOF, AS EXTENDED, BUT IN NO CASE AFTER DECEMBER 31, 2010, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE, ISSUER NOTIFIES BENEFICIARY BY REGISTERED MAIL THAT IT ELECTS NOT TO EXTEND THIS LETTER OF CREDIT FOR SUCH ADDITIONAL PERIOD. NOTICE OF NON-EXTENSION WILL BE GIVEN BY ISSUER TO BENEFICIARY AT BENEFICIARY’S ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS AS BENEFICIARY MAY DESIGNATE TO ISSUER IN WRITING AT ISSUER’S LETTERHEAD ADDRESS
THIS LETTER OF CREDIT IS FREELY TRANSFERABLE IN ITS ENTIRETY (BUT NOT IN PART), TO ANY SUCCESSOR LANDLORD UNDER THE LEASE WITH THE ACCOUNT PARTY DESCRIBED IN EXHIBIT “A”, AND THE NUMBER OF TRANSFERS IS UNLIMITED. ISSUER AGREES THAT IT WILL EFFECT ANY TRANSFERS IMMEDIATELY UPON PRESENTATION TO ISSUER THIS LETTER OF CREDIT AND A WRITTEN TRANSFER REQUEST SUBSTANTIALLY IN THE FORM OF THE COMPLETED TRANSFER FORM ATTACHED HERETO AS EXHIBIT “D”, TOGETHER WITH PAYMENT BY THE BENEFICIARY OF THE ISSUER’S STANDARD FEE FOR TRANSFER.
EXCEPT AS OTHERWISE EXPRESSLY MODIFIED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “ISP”). AS TO MATTERS NOT GOVERNED BY THE ISP, THIS LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [MINNESOTA].

ISSUER:

By:
AUTHORIZED SIGNATURE
Its:

EXHIBIT “A”
TO LETTER OF CREDIT NO.
SIGHT DRAFT
Sight Draft
$
      At sight, pay to the order of [Name of Beneficiary to be inserted], the amount of USD $                                            (                                            and 00/100ths U.S. Dollars).
Drawn under [Name of Issuer to be inserted] Standby Letter of Credit No.                                         .

Dated: , 20

[Name of Beneficiary to be inserted]

By:

Its Authorized Representative and [Title or Other Official Capacity to be inserted]

EXHIBIT “B”
TO LETTER OF CREDIT NO.
DRAWING CERTIFICATE
LEASE DEFAULT
[Issuing Bank]
[Address]
[Attention]
          Re: LETTER OF CREDIT NO.                      (the “Letter of Credit”)
Ladies/Gentlemen:
          The undersigned (the “Beneficiary”) is the Beneficiary of the Letter of Credit and is the landlord under that certain Baker Technology Plaza Multi-Tenant Lease Agreement, dated as of                     , 2007 (as thereafter amended, the “Lease”) between the undersigned and Wireless Ronin Technologies Inc. (the “Tenant”). The Beneficiary hereby certifies to                     , as issuer of the LC (the “Issuer”) as follows:
          1. The Beneficiary is the Landlord under the Lease.
          2. The Beneficiary has complied with all of its obligations under the Lease, and is not in default of any provision of the Lease.
          3. The following material default by the Tenant has occurred under the Lease:

           [describe in reasonable summary detail]
          4. By reason of such material default, the following amount is due and payable by the Tenant to the Beneficiary under the Lease and has not been paid and is in default:
                                                                       ($                     )
           [fill in amount in words and numbers]
          5. The Beneficiary has given notice in writing to the Tenant of the occurrences described in paragraph 3 above and the amount due as set forth in paragraph 4 above at least ten (10) days prior to the date of this Certificate and has delivered a copy of this Certificate to Tenant.
          6. Pursuant to the Lease, the Beneficiary is authorized to draw the lesser of (i) the amount set forth in paragraph 4 above, or (ii) the amount available for drawing under the Letter of Credit as of the date of this drawing. Such lesser amount is                                          ($                    ), and such lesser amount is entered on the sight draft submitted with this Certificate.

          7. The Tenant has not, after the thirty first (31st) month of the Term of the Lease, certified to the Beneficiary that the Tenant’s EBITDA is Four Million and no/100 Dollars ($4,000,000.00) or higher on a ten percent (10%) profit margin and the conditions for release of the Letter of Credit in the last sentence of Section 5.1 of the Lease have not been satisfied.
The amount of the sight draft accompanying this Certificate should be paid to the undersigned, as Beneficiary, by wire transfer to:
[insert wire instructions here]
     IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the                      day of                     , 20_.

[Beneficiary]

By:
Name:

Title:

[NOTARY ACKNOWLEDGMENT]
[TO BE SIGNED BY A PERSON PURPORTING TO BE AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY AND INDICATING THEIR TITLE OR OTHER OFFICIAL CAPACITY, AND ACKNOWLEDGED BY A NOTARY PUBLIC.]

EXHIBIT “C”
TO LETTER OF CREDIT NO.
DRAWING CERTIFICATE
NON-RENEWAL
[Issuing Bank]
[Address]
[Attention]
          Re: LETTER OF CREDIT NO. ___ (the “Letter of Credit”)
Ladies/Gentlemen:
          The undersigned (the “Beneficiary”) is the Beneficiary of the Letter of Credit and is the landlord under that certain Baker Technology Plaza Multi-Tenant Lease Agreement, dated as of                     , 2007 (as thereafter amended, the “Lease”) between the undersigned and Wireless Ronin Technologies Inc. (the “Tenant”). The Beneficiary hereby certifies to                     , as issuer of the LC (the “Issuer”) as follows:
          1. The Beneficiary is the Landlord under the Lease.
          2. The Beneficiary has complied with all of its obligations under the Lease, and is not in default of any provision of the Lease.
          3. The expiration date of the Letter of Credit is scheduled for a date that is (a) earlier than December 31, 2010, and (b) for a date less than 30 days after the date hereof.
          4. The Beneficiary has (a) received notice from the Issuer that the Issuer shall not extend the expiration date of the Letter of Credit beyond the expiration date of the Letter of Credit described in paragraph 3 above, and (b) not received a replacement or substitute letter of credit as required by the Lease with an expiration date more than 30 days after the date hereof.
          5. The Beneficiary has delivered a copy of this Certificate to Tenant.
          6. Pursuant to the Lease, the Beneficiary is drawing the following amount:
                                                                       ($                     )
           [fill in amount in words and numbers; may not exceed the amount available for drawing under the Letter of Credit]
under the Letter of Credit with respect to payment of and application to amounts that are now past due and owing under the Lease and pro-rata payment of and application to amounts that will be owing under the Lease and shall so apply such amounts being drawn.
          6. The amount of the sight draft accompanying this Certificate does not exceed the amount permitted to be drawn under the Letter of Credit in accordance with the Agreement.
          7. The Tenant has not, after the thirty first (31st) month of the Term of the Lease, certified to the Beneficiary that the Tenant’s EBITDA is Four Million and no/100 Dollars ($4,000,000.00) or higher on a ten percent (10%) profit margin and the conditions for release of the Letter of Credit in the last sentence of Section 5.1 of the Lease have not been satisfied.
The amount of the sight draft accompanying this Certificate should be paid to the undersigned, as Beneficiary, by wire transfer to:
[insert wire instructions here]
     IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the                      day of                     , 20_.

[Beneficiary]

By:

Name:

Title:

[NOTARY ACKNOWLEDGMENT]
[TO BE SIGNED BY A PERSON PURPORTING TO BE AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY AND INDICATING THEIR TITLE OR OTHER OFFICIAL CAPACITY, AND ACKNOWLEDGED BY A NOTARY PUBLIC.]

EXHIBIT “D”
TO LETTER OF CREDIT NO.
FORM OF TRANSFER REQUEST
[Issuing Bank]
[Address]
[Attention]
          Re: LETTER OF CREDIT NO.                      (the “Letter of Credit”)
The undersigned, as the current “Beneficiary” of the above referenced Letter of Credit, hereby requests that you reissue the Letter of Credit in favor of the transferee named below [INSERT TRANSFEREE NAME AND ADDRESS BELOW]:
By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned beneficiary.
The Letter of Credit is returned herewith, and the undersigned requests that you endorse the transfer on the reverse of the Letter of Credit, and forward the Letter of Credit direct to the transferee with your customary notice of transfer.
DATED:

[beneficiary]

By:
Name:

Title:

[NOTARY ACKNOWLEDGMENT]
[TO BE SIGNED BY A PERSON PURPORTING TO BE AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY AND INDICATING THEIR TITLE OR OTHER OFFICIAL CAPACITY, AND ACKNOWLEDGED BY A NOTARY PUBLIC.]